Calculation of Filing Fee Tables
S-8
Weave Communications, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.00001 per share	Other	11,084,750	$ 4.99	$ 55,312,902.50	0.0001381	$ 7,638.71
2	Equity	Common Stock, par value $0.00001 per share	Other	2,216,950	$ 4.25	$ 9,422,037.50	0.0001381	$ 1,301.18
Total Offering Amounts:						$ 64,734,940.00		$ 8,939.89
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,939.89
Offering Note
[1]	Note 1.A: Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement on Form S-8 (the "Registration Statement") shall also cover any additional shares of the common stock of Weave Communications, Inc. (the "Registrant") that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant's common stock. Note 1.B: Represents 3,505,818, 3,661,263 and 3,917,669 additional shares of the Registrant's common stock that were automatically added to the shares authorized for issuance under the Registrant's 2021 Equity Incentive Plan (the "2021 Plan") on January 1, 2024, January 1, 2025 and January 1, 2026, respectively, pursuant to an annual "evergreen" increase provision contained in the 2021 Plan. Note 1.C: Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $4.99 was computed by averaging the high and low prices of a share of the Registrant's common stock as reported on the New York Stock Exchange on February 27, 2026.

[2]	See Note 1.A above. Note 2.A: Represents 701,164, 732,253 and 783,533 additional shares of the Registrant's common stock that were automatically added to the shares authorized for issuance under the Registrant's 2021 Equity Stock Purchase Plan (the "ESPP") on January 1, 2024, January 1, 2025 and January 1, 2026, respectively, pursuant to an annual "evergreen" increase provision contained in the ESPP. Note 2.B: Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to 85% of $4.99 which was computed by averaging the high and low prices of a share of the Registrant's common stock as reported on the New York Stock Exchange on February 27, 2026. Under the ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant's common stock on the offering date or the purchase date, whichever is less.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A